Exhibit 5.1

AND AFFILIATED PARTNERSHIPS

2049 Century Park East, Suite 3700 Los Angeles, California 90067 United States	Facsimile: +1 310 552 5900

+1 310 552 4200

www.kirkland.com

July 22, 2021

LiveVox Holdings, Inc.

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to LiveVox Holdings, Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to (i) the issuance by the Company of an aggregate of up to 13,333,333 shares of Class A common stock of the Company, $0.0001 par value per share (the “Common Stock”), which consists of (a) 833,333 shares of common stock that are issuable upon the exercise of warrants (the “Forward Purchase Warrants”) issued pursuant to the forward purchase agreement, dated January 13, 2021, by and among the Company and Crescent Capital Group Holdings LP, a Delaware limited partnership, and the transferee joinders thereto, by and between the Company and third party transferees (the “Forward Purchase”) and (b) up to 12,500,000 shares of common stock (the “Public Warrant Shares”) that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Forward Purchase Warrants, the “Warrants”) and (ii) the resale or distribution from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees (the “Selling Shareholders”) of (a) up to 85,795,425 shares of common stock consisting of (1) up to 2,500,000 shares of Common Stock (the “Forward Purchase Shares”) issued in the Forward Purchase, (2) up to 7,500,000 shares of Common Stock (the “PIPE Shares”) issued on June 18, 2021 in a private placement pursuant to subscription agreements, dated January 13, 2021, (3) up to 74,962,092 additional shares of Common Stock pursuant to the Amended and Restated Registration Rights Agreement, dated June 18, 2021, among us and the Selling Shareholders, granting such holders registration rights with respect to such shares, and (4) up to 833,333 shares of Common Stock underlying the Forward Purchase Warrants (the “Forward Purchase Warrant Shares” and, together with the

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LiveVox Holdings, Inc.

July 22, 2021

Public Warrant Shares, the “Warrant Shares”) and (b) up to 833,333 Forward Purchase Warrants, each in connection with that certain Agreement and Plan of Merger, dated as of January 13, 2021, by and among the Company, Function Acquisition I Corp, a Delaware corporation, Function Acquisition II LLC, LiveVox Holdings, Inc. (formerly known as Crescent Acquisition Corp), and GGC Services Holdco, Inc., a Delaware corporation. The Common Stock, the Warrants, the Warrant Shares, the Forward Purchase Shares and the PIPE Shares are collectively referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Common Stock has been duly authorized and is validly issued, fully paid and non-assessable.

2.	The Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

3.

The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

4.	The Forward Purchase Shares have been duly authorized and are validly issued, fully paid and non-assessable.

5.	The PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.

LiveVox Holdings, Inc.

July 22, 2021

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP